Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Triple Flag Precious Metals Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be paid	Equity	Common Shares(1)	457(h)	2,000,000	$10.92	(2)	$21,840,000	0.0000927	$2,024.57
	Total Offering Amounts						$21,840,000		$2,024.57
	Total Fees Previously Paid								N/A
	Total Fee Offsets								N/A
	Net Fee Due								$2,024.57

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes any additional Common Shares that become issuable under the Triple Flag Precious Metals Corp. Amended and Restated Omnibus Equity Incentive Plan (the “Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction.

(2)	Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee for Common Shares to be issued pursuant to the Plan, based on the average of the high and low prices reported for a Common Share on the Toronto Stock Exchange on August 29, 2022, which was Cdn$14.20 per share, or US$10.92 per share (converted into US dollars based on the average exchange rate on August 29, 2022, as reported by the Bank of Canada, for the conversion of Canadian dollars into U.S. dollars of Cdn$1.00 equals approximately US$0.7687).